Exhibit 2

Report of Independent Registered Public Accounting Firm

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis financial statements of Modern Woodmen of America (the Society) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated April 22, 2014 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa	/s/ Ernst & Young LLP
April 22, 2014

Schedule I — Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2013

			Amount at
			Which Shown
			in the
			Statement of
		Fair	Financial
Type of Investment	Cost	Value	Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,236,543	$1,276,244	$1,236,543
States, municipalities, and political subdivisions	686,379	736,694	686,379
Corporate bonds	8,463,355	8,692,062	8,463,355
Hybrid securities	39,796	41,358	39,796
Mortgage and asset-backed securities	307,199	334,900	307,199
Total bonds	10,733,272	11,081,258	10,733,272

Equity securities:
Common stocks:
Industrial, miscellaneous, and all other	340,028	646,441	646,441
Mutual funds	20,125	22,397	22,397
Nonredeemable preferred stock	—	360	—
Total equity securities	360,153	669,198	668,838

Mortgage loans	561,217		561,217
Real estate	29,874		29,874
Certificateholders’ loans	183,139		183,139
Other invested assets	269,232		269,232
Securities lending reinvested collateral	498,804		498,804
Total investments	$12,635,691		$12,944,376

See accompanying report of independent registered public accounting firm.

Schedule III — Supplementary Insurance Information

As of December 31, 2013, 2012, and 2011, and for each of the years then ended

	Future	Contractholder
	Policy	and Other
	Benefits	Certificateholder
	and Claims	Funds
	(In Thousands)
2013
Life and health insurance	$10,714,583	$22,017

2012
Life and health insurance	$10,136,910	$23,428

2011
Life and health insurance	$9,432,171	$23,357

See accompanying report of independent registered public accounting firm.

Schedule III — Supplementary Insurance Information (continued)

As of December 31, 2013, 2012, and 2011, and for each of the years then ended

			Benefits
	Premiums	Net	Claims, and	Other
	and Other	Investment	Settlement	Operating
	Considerations	Income (1)	Expenses	Expenses (1)
	(In Thousands)
2013
Life and health insurance	$1,054,139	$558,905	$1,323,638	$255,976

2012
Life and health insurance	$1,116,402	$550,647	$1,388,577	$215,847

2011
Life and health insurance	$1,195,000	$541,127	$1,455,822	$198,310

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV — Reinsurance

As of December 31, 2013, 2012, and 2011, and for each of the years then ended

		Ceded to
	Gross	Other	Net
	Amount	Companies	Amount
	(In Thousands)
2013
Life insurance in force	$36,317,733	$(10,530,253)	$25,787,480

Premiums:
Life insurance	$1,074,395	$(25,546)	$1,048,849
Supplemental contracts involving life contingencies	5,127	—	5,127
Accident and health insurance	147	15	162
Total	$1,079,669	$(25,531)	$1,054,138

2012
Life insurance in force	$35,529,963	$(9,836,886)	$25,693,077

Premiums:
Life insurance	$1,133,500	$(23,322)	$1,110,178
Supplemental contracts involving life contingencies	6,084	—	6,084
Accident and health insurance	172	(31)	141
Total	$1,139,756	$(23,353)	$1,116,403

2011
Life insurance in force	$34,764,474	$(9,105,825)	$25,658,649

Premiums:
Life insurance	$1,214,101	$(25,927)	$1,188,174
Supplemental contracts involving life contingencies	6,666	—	6,666
Accident and health insurance	203	(43)	160
Total	$1,220,970	$(25,970)	$1,195,000

See accompanying report of independent registered public accounting firm.